EXHIBIT 23.1
MOSS-ADAMS LLP

Certified Public Accountants
Consent of Independent Registered Public Accounting Firm
To the Board of Directors
International Absorbents Inc. and Subsidiary
We consent to the incorporation by reference in the registration statements (No. 333-105146 and No. 333-114526) on Form S-8 of International Absorbents Inc. and Subsidiary of our report dated April 6, 2006, relating to the consolidated balance sheets of International Absorbents Inc. and Subsidiary as of January 31, 2006 and 2005, and for each of the years in the three-year period ended January 31, 2006. Such report appears in International Absorbents Inc. and Subsidiary’s Annual Report of Form 10-K for the years ended January 31, 2006 and 2005.
/s/ MOSS ADAMS llp
Bellingham, Washington
April 6, 2006